EXHIBIT 99.1

For Immediate Release: August 22, 2017

Media Contacts:

Jennifer Nahas
Griffin Capital Company, LLC
jnahas@griffincapital.com
Office Phone: 949-270-9332

Joseph Kuo / Matthew Griffes
Haven Tower Group LLC
jkuo@haventower.com or mgriffes@haventower.com
424 652 6520 ext. 101 or ext. 103

Griffin Capital Essential Asset REIT Reports
Second Quarter 2017 Results

- Reports Increased Net Income Compared to Year-Ago Period, with Continued Strong Balance Sheet Fundamentals -

EL SEGUNDO, Calif. (August 22, 2017) - Griffin Capital Essential Asset REIT, Inc. (the “REIT”) announced its operating results for the quarter ended June 30, 2017. As of June 30, 2017, the REIT’s portfolio consisted of 74(1) assets encompassing approximately 18.8 million(1) square feet of space in 20 states with a total acquisition value of $3.0 billion(1).
Kevin Shields, Chairman and Chief Executive Officer of the REIT commented, "Our solid second quarter financial results reflect the success of our strategic fundamentals for creating shareholder value, which emphasize current income and longer-term capital appreciation opportunities driven by careful acquisition and disciplined management of top quality commercial properties in fast-growing metropolitan markets. We've maintained our longstanding focus on having a strong balance sheet, while generating stable rental revenues from investment grade tenants and guarantors in long-term lease agreements. Looking ahead, we're confident that macro drivers in the markets and domestic economy, particularly with respect to rising valuations for the types of commercial properties that comprise our portfolio of assets, position the REIT well for the future.”
Highlights and Accomplishments in Second Quarter 2017 and Results as of June 30, 2017:

•	The total capitalization of our portfolio as of June 30, 2017 was $3.3 billion(2).

•	Our weighted average remaining lease term was approximately 6.9(1) years with average annual rent increases of approximately 2.0%(1).

•
Approximately 72.0%(1) of our portfolio’s net rental revenue(3) was generated by properties leased to tenants and/or guarantors with investment grade credit ratings or whose non-guarantor parent companies have investment grade credit ratings(4).

•
We executed new and renewal leases totaling 175,998 square feet, including a 10-year lease renewal with Comcast Cable Communications for 87,385 square feet in Seattle and a new 11-year lease with Green Apple Management Company for 83,500 square feet in Philadelphia.

•
Net income attributable to common stockholders was $8.8 million or $0.05 per basic and diluted share for the quarter ended June 30, 2017, compared to $6.2 million or $0.04 per basic and diluted share for the quarter ended June 30, 2016.

•	Total revenue, was $82.8 million for the quarter ended June 30, 2017, compared to $86.6 million for the quarter ended June 30, 2016. The change in total revenue was due to lower occupancy.

•
Modified funds from operations, or MFFO, as defined by the Investment Program Association (IPA), was approximately $39.0 million for the quarter, compared to approximately $37.2 million for the same period in 2016. Funds from operations, or FFO, was approximately $35.4 million and $38.1 million for the quarters ended June 30, 2017 and 2016, respectively. Please see financial reconciliation tables and notes at the end of this release for more information regarding MFFO and FFO.

•
Our Adjusted EBITDA, as defined per our credit facility agreement, was approximately $56.6 million for the quarter with a fixed charge and interest coverage ratio of 3.98 and 4.55, respectively. Please see financial reconciliation tables and notes at the end of this release for more information regarding adjusted EBITDA and related ratios.

•	Our debt to total real estate acquisition value as of June 30, 2017 was 48.7%(1).

•
On June 30, 2017, we sold the ITT property located in Sylmar, CA, which had a net carrying value of approximately $5.4 million on the closing date. The contract selling price for the property was $10.0 million, excluding closing costs and other closing credits. We recognized a gain of approximately $4.0 million.

About Griffin Capital Essential Asset REIT
Griffin Capital Essential Asset REIT, Inc. is a publicly-registered non-traded REIT with a portfolio, as of June 30, 2017, of 74 office and industrial properties totaling 18.8 million rentable square feet, located in 20 states, representing total REIT capitalization of approximately $3.3 billion. Griffin Capital Essential Asset REIT, Inc. is one of several REITs sponsored or co-sponsored by Griffin Capital Company, LLC.

About Griffin Capital Company, LLC
Griffin Capital is a leading alternative investment asset manager with approximately $9.5 billion* in assets under management. Founded in 1995, the privately-held firm is led by a seasoned team of senior executives with more than two decades of investment and real estate experience and who collectively have executed more than 650 transactions valued at over $22 billion. Additional information is available at www.griffincapital.com.
* As of June 30, 2017.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. This is neither an offer nor a solicitation to purchase securities.

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______________________________
1 Excludes the property information related to the acquisition of an 80% ownership interest in a joint venture with affiliates of Digital Realty Trust, L.P.
2 Total capitalization includes the outstanding debt balance plus total equity raised and issued, including operating partnership units, net of redemptions.
3 Net rent is based on (a) the contractual base rental payments assuming the lease requires the tenant to reimburse us for certain operating expenses or the property is self-managed by the tenant and the tenant is responsible for all, or substantially all, of the operating expenses; or (b) contractual rent payments less certain operating expenses that are our responsibility for the 12-month period subsequent to June 30, 2017 and includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that the tenant will perform its obligations under its lease agreement during the next 12 months.
4 Of the 72.0% investment grade tenant ratings, 70.7% is from a Nationally Recognized Statistical Rating Organization (NRSRO) credit rating, with the remaining 1.3% being from a non-NRSRO, but having a rating that we believe is equivalent to an NRSRO investment grade rating. Bloomberg’s default risk rating is an example of a non-NRSRO rating.

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands, except share amounts)

	June 30, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$53,935	$43,442
Restricted cash	14,830	13,420
Real estate:
Land	371,137	374,557
Building and improvements	2,106,465	2,102,785
Tenant origination and absorption cost	538,150	541,646
Construction in progress	5,808	5,401
Total real estate	3,021,560	3,024,389
Less: accumulated depreciation and amortization	(396,823)	(338,552)
Total real estate, net	2,624,737	2,685,837
Investments in unconsolidated entities	41,696	46,313
Intangible assets, net	22,375	29,048
Deferred rent	48,467	43,900
Deferred leasing costs, net	16,234	14,139
Other assets	22,304	18,704
Total assets	$2,844,578	$2,894,803
LIABILITIES AND EQUITY
Debt:
Mortgages payable	$316,997	$343,461
Term Loan	711,045	710,489
Revolver Loan	417,193	393,585
Total debt	1,445,235	1,447,535
Restricted reserves	9,745	9,437
Interest rate swap liability	542	3,101
Accrued expenses and other liabilities	91,090	73,469
Distributions payable	6,249	6,377
Due to affiliates	3,664	2,719
Below market leases, net	28,523	31,636
Total liabilities	1,585,048	1,574,274
Commitments and contingencies (Note 11)
Noncontrolling interests subject to redemption, 531,000 units eligible towards redemption as of June 30, 2017 and December 31, 2016	4,887	4,887
Common stock subject to redemption	67,256	92,058
Stockholders’ equity:
Common Stock, $0.001 par value; 700,000,000 shares authorized; 175,228,093 and 176,032,871 shares outstanding, as of June 30, 2017 and December 31, 2016	175	176
Additional paid-in capital	1,561,650	1,561,516
Cumulative distributions	(394,177)	(333,829)
Accumulated deficit	(7,268)	(29,750)
Accumulated other comprehensive loss	(1,841)	(4,643)
Total stockholders’ equity	1,158,539	1,193,470
Noncontrolling interests	28,848	30,114
Total equity	1,187,387	1,223,584
Total liabilities and equity	$2,844,578	$2,894,803

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue:
Rental income	$65,111	$67,536	$131,210	$134,170
Lease termination income	—	—	12,845	216
Property expense recoveries	17,661	19,052	35,425	38,934
Total revenue	82,772	86,588	179,480	173,320
Expenses:
Asset management fees to affiliates	5,932	5,889	11,865	11,678
Property management fees to affiliates	2,538	2,421	5,066	4,791
Property operating expense	11,750	12,245	23,754	24,114
Property tax expense	11,536	11,112	22,549	22,238
Acquisition fees and expenses to non-affiliates	—	424	—	534
Acquisition fees and expenses to affiliates	—	1,239	—	1,239
General and administrative expenses	2,700	2,348	4,244	3,372
Corporate operating expenses to affiliates	679	588	1,307	853
Depreciation and amortization	29,952	31,481	60,548	62,687
Impairment provision	—	—	5,675	—
Total expenses	65,087	67,747	135,008	131,506
Income before other income and (expenses)	17,685	18,841	44,472	41,814
Other income (expenses):
Interest expense	(12,472)	(12,815)	(24,540)	(24,844)
Other income	136	243	235	2,069
Loss from investment in unconsolidated entities	(482)	(354)	(994)	(738)
Gain on acquisition of unconsolidated entity	—	666	—	666
Gain from disposition of assets	4,293	—	4,293	—
Net income	9,160	6,581	23,466	18,967
Less: Net (income) attributable to noncontrolling interests	(316)	(244)	(808)	(650)
Net income attributable to controlling interest	8,844	6,337	22,658	18,317
Distributions to redeemable noncontrolling interests attributable to common stockholders	(88)	(89)	(176)	(178)
Net income attributable to common stockholders	$8,756	$6,248	$22,482	$18,139
Net income attributable to common stockholders per share, basic and diluted	$0.05	$0.04	$0.13	$0.10
Weighted average number of common shares outstanding, basic and diluted	175,048,607	175,567,424	175,359,706	175,379,795
Distributions declared per common share	$0.17	$0.17	$0.34	$0.34

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
Funds from Operations and Modified Funds from Operations
(Unaudited)

Our management believes that historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient. Additionally, publicly registered, non-listed REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation. While other start-up entities may also experience significant acquisition activity during their initial years, we believe that non-listed REITs are unique in that they have a limited life with targeted exit strategies within a relatively limited time frame after the acquisition activity ceases. Our board of directors is in the process of determining whether it is appropriate for us to achieve a liquidity event (i.e. listing of our shares of common stock on a national securities exchange, a merger or sale, the sale of all or substantially all of our assets, or another similar transaction). We do not intend to continuously purchase assets and intend to have a limited life. The decision whether to engage in any liquidity event is in the sole discretion of our board of directors.
In order to provide a more complete understanding of the operating performance of a REIT, the National Association of Real Estate Investment Trusts (“NAREIT”) promulgated a measure known as funds from operations (“FFO”). FFO is defined as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, adding back asset impairment write-downs, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships, joint ventures and preferred distributions. Because FFO calculations exclude such items as depreciation and amortization of real estate assets and gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than we do, making comparisons less meaningful.
The Investment Program Association (“IPA”) issued Practice Guideline 2010-01 (the “IPA MFFO Guideline”) on November 2, 2010, which extended financial measures to include modified funds from operations (“MFFO”). In computing MFFO, FFO is adjusted for certain non-operating cash items such as acquisition fees and expenses and certain non-cash items such as straight-line rent, amortization of in-place lease valuations, amortization of discounts and premiums on debt investments, nonrecurring impairments of real estate-related investments, mark-to-market adjustments included in net income (loss), and nonrecurring gains or losses included in net income (loss) from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis.
Management is responsible for managing interest rate, hedge and foreign exchange risk. To achieve our objectives, we may borrow at fixed rates or variable rates. In order to mitigate our interest rate risk on certain financial instruments, if any, we may enter into interest rate cap agreements or other hedge instruments and in order to mitigate our risk to foreign currency exposure, if any, we may enter into foreign currency hedges. We view fair value adjustments of derivatives, impairment charges and gains and losses from dispositions of assets as non-recurring items or items which are unrealized and may not ultimately be realized, and which are not reflective of on-going operations and are therefore typically adjusted for when assessing operating performance.
We adopted the IPA MFFO Guideline as management believes that MFFO is a beneficial indicator of our on-going portfolio performance and ability to sustain our current distribution level. More specifically, MFFO isolates the financial results of the REIT’s operations. MFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, MFFO for the period presented may not be indicative of future results or our future ability to pay our dividends. By providing FFO and MFFO, we present information that assists investors in aligning their analysis with management’s analysis of long-term operating activities. MFFO also allows for a comparison of the performance of our portfolio with other REITs that are not currently engaging in acquisitions, as well as a comparison of our performance with that of other non-

traded REITs, as MFFO, or an equivalent measure, is routinely reported by non-traded REITs, and we believe often used by analysts and investors for comparison purposes. As explained below, management’s evaluation of our operating performance excludes items considered in the calculation of MFFO based on the following economic considerations:
•Straight-line rent. Most of our leases provide for periodic minimum rent payment increases throughout the term of the lease. In accordance with GAAP, these periodic minimum rent payment increases during the term of a lease are recorded to rental revenue on a straight-line basis in order to reconcile the difference between accrual and cash basis accounting. As straight-line rent is a GAAP non-cash adjustment and is included in historical earnings, FFO is adjusted for the effect of straight-line rent to arrive at MFFO as a means of determining operating results of our portfolio.
•Amortization of in-place lease valuation. Acquired in-place leases are valued as above-market or below-market as of the date of acquisition based on the present value of the difference between (a) the contractual amounts to be paid pursuant to the in-place leases and (b) management's estimate of fair market lease rates for the corresponding in-place leases over a period equal to the remaining non-cancelable term of the lease for above-market leases. The above-market and below-market lease values are capitalized as intangible lease assets or liabilities and amortized as an adjustment to rental income over the remaining terms of the respective leases. As this item is a non-cash adjustment and is included in historical earnings, FFO is adjusted for the effect of the amortization of in-place lease valuation to arrive at MFFO as a means of determining operating results of our portfolio.
•Acquisition-related costs. We were organized primarily with the purpose of acquiring or investing in income-producing real property in order to generate operational income and cash flow that will allow us to provide regular cash distributions to our stockholders. In the process, we incur non-reimbursable affiliated and non-affiliated acquisition-related costs, which in accordance with GAAP are capitalized and included as part of the relative fair value when the property acquisition meets the definition of an asset acquisition or are expensed as incurred and are included in the determination of income (loss) from operations and net income (loss), for property acquisitions accounted for as a business combination. These costs have been funded with cash proceeds from our Public Offerings or included as a component of the amount borrowed to acquire such real estate. If we acquire a property after all offering proceeds from our Public Offerings have been invested, there will not be any offering proceeds to pay the corresponding acquisition-related costs. Accordingly, unless our Advisor determines to waive the payment of any then-outstanding acquisition-related costs otherwise payable to our Advisor, such costs will be paid from additional debt, operational earnings or cash flow, net proceeds from the sale of properties, or ancillary cash flows. In evaluating the performance of our portfolio over time, management employs business models and analyses that differentiate the costs to acquire investments from the investments’ revenues and expenses. Acquisition-related costs may negatively affect our operating results, cash flows from operating activities and cash available to fund distributions during periods in which properties are acquired, as the proceeds to fund these costs would otherwise be invested in other real estate related assets. By excluding acquisition-related costs, MFFO may not provide an accurate indicator of our operating performance during periods in which acquisitions are made. However, it can provide an indication of our on-going ability to generate cash flow from operations and continue as a going concern after we cease to acquire properties on a frequent and regular basis, which can be compared to the MFFO of other non-listed REITs that have completed their acquisition activity and have similar operating characteristics to ours. Management believes that excluding these costs from MFFO provides investors with supplemental performance information that is consistent with the performance models and analysis used by management.
•Financed termination fee, net of payments received. We believe that a fee received from a tenant for terminating a lease is appropriately included as a component of rental revenue and therefore included in MFFO. If, however, the termination fee is to be paid over time, we believe the recognition of such termination fee into income should not be included in MFFO. Alternatively, we believe that the periodic amount paid by the tenant in subsequent periods to satisfy the termination fee obligation should be included in MFFO.
•Gain or loss from the extinguishment of debt. We use debt as a partial source of capital to acquire properties in our portfolio. As a term of obtaining this debt, we will pay financing costs to the respective lender. Financing costs are presented on the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts, and amortized into interest expense on a straight-line basis over the term of the debt. We consider the amortization expense to be a component of operations if the debt was used to acquire properties. From time to time, we may cancel certain debt obligations and replace these canceled debt obligations with new debt at more favorable terms to us. In doing so, we are required to write off the remaining capitalized financing costs associated with the canceled debt, which we consider to be a cost, or loss, on extinguishing such debt.

Management believes that this loss is considered an isolated event not associated with our operations, and therefore, deems this write off to be an exclusion from MFFO.
For all of these reasons, we believe the non-GAAP measures of FFO and MFFO, in addition to income (loss) from operations, net income (loss) and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful to investors in evaluating the performance of our real estate portfolio. However, a material limitation associated with FFO and MFFO is that they are not indicative of our cash available to fund distributions since other uses of cash, such as capital expenditures at our properties and principal payments of debt, are not deducted when calculating FFO and MFFO. Additionally, MFFO has limitations as a performance measure in an offering such as ours where the price of a share of common stock is a stated value. The use of MFFO as a measure of long-term operating performance on value is also limited if we do not continue to operate under our current business plan as noted above. MFFO is useful in assisting management and investors in assessing our on-going ability to generate cash flow from operations and continue as a going concern now that our Public Offerings have been completed and our portfolio is in place. Further, we believe MFFO is useful in comparing the sustainability of our operating performance now that our Public Offerings have been completed and we expect our acquisition activity over the near term to be less vigorous, with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition activities.
However, MFFO is not a useful measure in evaluating NAV because impairments are taken into account in determining NAV but not in determining MFFO. Therefore, FFO and MFFO should not be viewed as more prominent measures of performance than income (loss) from operations, net income (loss) or to cash flows from operating activities and each should be reviewed in connection with GAAP measurements.
Neither the SEC, NAREIT, nor any other applicable regulatory body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate MFFO and its use as a non-GAAP performance measure. In the future, the SEC or NAREIT may decide to standardize the allowable exclusions across the REIT industry, and we may have to adjust the calculation and characterization of this non-GAAP measure.
Our calculation of FFO and MFFO is presented in the following table for the quarters ended June 30, 2017 and 2016 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net income	$9,160	$6,581	$23,466	$18,967
Adjustments:
Depreciation of building and improvements	14,211	13,788	28,296	27,005
Amortization of leasing costs and intangibles	15,734	17,686	32,238	35,668
Impairment provision	—	—	5,675	—
Equity interest of depreciation of building and improvements - unconsolidated entities	619	621	1,237	1,250
Equity interest of amortization of intangible assets - unconsolidated entities	1,171	1,188	2,347	2,387
Gain from sale of depreciable operating property	(4,293)	—	(4,293)	—
Gain on acquisition of unconsolidated entity	—	(666)	—	(666)
FFO	$36,602	$39,198	$88,966	$84,611
Distributions to noncontrolling interests	(1,181)	(1,124)	(2,349)	(2,105)
FFO, adjusted for redeemable preferred and noncontrolling interest distributions	$35,421	$38,074	$86,617	$82,506
Reconciliation of FFO to MFFO:
Adjusted FFO	$35,421	$38,074	$86,617	$82,506
Adjustments:
Acquisition fees and expenses to non-affiliates	—	424	—	534
Acquisition fees and expenses to affiliates	—	1,239	—	1,239
Revenues in excess of cash received (straight-line rents)	(2,481)	(4,039)	(5,065)	(8,923)
Amortization of above/(below) market rent	316	731	721	1,573
Amortization of debt premium/(discount)	8	—	(430)	—
Amortization of ground leasehold interests (below market)	7	7	14	14
Revenues in excess of cash received	—	—	(12,845)	(202)
Financed termination fee payments received	5,070	278	6,966	552
Amortization of deferred revenue	—	—	—	(1,228)
Equity interest of revenues in excess of cash received (straight-line rents) - unconsolidated entities	(112)	(217)	(249)	(461)
Unrealized loss (gain) on derivatives	12	—	(5)	—
Equity interest of amortization of above/(below) market rent - unconsolidated entities	744	746	1,488	1,496
MFFO	$38,985	$37,243	$77,212	$77,100

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
Adjusted EBITDA
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
ADJUSTED EBITDA(1):	2017	2016	2017	2016

Net income	$9,160	$6,581	$23,466	$18,967
Depreciation and amortization	29,952	31,481	60,548	62,680
Interest expense	11,799	12,189	23,544	23,676
Amortization - Deferred financing costs	665	675	1,426	1,303
Amortization - Debt premium	8	(49)	(430)	(134)
Amortization - In-place lease	316	731	721	1,573
Income taxes	1,224	817	1,608	849
Asset management fees	5,932	5,889	11,865	11,678
Property management fees	2,538	2,421	5,066	4,791
Acquisition fees and expenses	—	1,663	—	1,773
Deferred rent	(2,481)	(4,039)	(5,065)	(8,923)
Extraordinary Losses or Gains:
Gain on disposition	(4,293)	—	(4,293)	—
Termination fee	—	—	(7,170)	—
Gain from stepping up basis	—	(666)	—	(666)
Equity percentage of net (income) loss for the Parent’s non-wholly owned direct and indirect subsidiaries	482	353	994	737
Equity percentage of EBITDA for the Parent’s non-wholly owned direct and indirect subsidiaries	2,178	2,070	4,304	4,386
	57,480	60,116	116,584	122,690
Less: Capital reserves	(923)	(920)	(1,846)	(1,830)
Adjusted EBITDA (per credit facility)	$56,557	$59,196	$114,738	$120,860

Principal paid and due	$1,797	$1,135	$2,965	$2,236
Interest expense	12,431	12,686	24,756	24,703
	$14,228	$13,821	$27,721	$26,939

Interest Coverage Ratio(2)	4.55	4.67	4.63	4.89
Fixed Charge Coverage Ratio(3)	3.98	4.28	4.14	4.49

(1)
Adjusted EBITDA, as defined in our credit facility agreement, is calculated as net income before interest, taxes, depreciation and amortization (EBITDA), plus acquisition fees and expenses, asset and property management fees, straight-line rents and in-place lease amortization for the period, further adjusted for acquisitions that have closed during the quarter and certain reserves for capital expenditures.

(2)	Interest coverage is the ratio of interest expense as if the corresponding debt was in place at the beginning of the period to adjusted EBITDA.

(3)
Fixed charge coverage is the ratio of principal amortization for the period plus interest expense as if the corresponding debt were in place at the beginning of the period plus preferred unit distributions as if in place at the beginning of the period over adjusted EBITDA.